Exhibit 99.1

BearingPoint, Inc. Reports Final Results for Three Months and Six Months

Ended December 31, 2003

McLean, VA, April 16, 2004 - BearingPoint, Inc. (NYSE: BE), one of the world’s largest business consulting and systems integration firms, today reported final audited financial results for the three months and six months ended December 31, 2003. On February 26, 2004, the Company had reported preliminary results for the three months ended December 31, 2003, subject to audit procedures and final reconciliations and adjustments. Based on the completed audit, revenue for the three months ended December 31, 2003 was $811.5 million, compared to the preliminary estimate of $792 million. The $19.5 million increase in revenue over the preliminary estimate was primarily a result of the timing of receipt of subcontractor invoices related to work performed for clients. The adjustments relating to subcontractor accruals had minimal impact on net income.

The Company also reported a net loss for the three months ended December 31, 2003 of $126.6 million, or loss of $0.65 per share. On February 26, 2004, the Company had indicated that the challenging economic environment in Europe had resulted in a reevaluation of the recorded goodwill for its reporting unit in Europe, the Middle East and Africa (EMEA) in accordance with generally accepted accounting principles. At the time, the Company estimated that the goodwill impairment charge would be $120 million, and that the final charge would be in the range of $100 million - $140 million. The final goodwill impairment charge was $127.3 million. As a result of this finalization of the goodwill impairment charge and other minor audit adjustments, the net loss increased to $126.6 million, or loss of $0.65 per share, from the preliminary estimate of $117 million, or loss of $.60 per share. Also, cash from operations for the three months ended December 31, 2003 decreased by $8.8 million with a corresponding increase in cash from financing activities of the same amount due to a reclassification of certain components on the Consolidated Statement of Cash Flows. Therefore, previously reported cash from operations decreased to $60.2 million from the previous estimate of $69 million. There was no change to the year end cash balance of $122.7 million.

For the six months ended December 31, 2003, the Company reported revenue of $1.554 billion, an increase of $14.2 million, or nearly 1%, over the six months ended December 31, 2002. The growth in revenue is predominantly the result of an increase in revenue within our international operating segments totaling $69.6 million, partially offset by a decline in North America revenue of $57.8 million. For the six months ended December 31, 2003, the Company reported a net loss of $165.8 million, or a loss of $0.86 per share, compared to net income of $26.9 million, or $0.15 per share, for the six months ended December 31, 2002. Included in the results for the six months ended December 31, 2003 were the $127.3 million goodwill impairment charge described above, a $61.7 million lease and facility charge related to the Company’s previously announced global office space reduction to align office space with the needs of the business, and $13.6 million in expense for severance and termination benefits related to a previously announced worldwide reduction in workforce.

“We have now closed out our six month fiscal year end. Our business continued to grow and, consistent with that growth, we are continuing to focus on reducing our usage of subcontractors and increasing utilization of our personnel,” commented Rand Blazer, BearingPoint’s chairman and chief executive officer. “We also are very pleased that we have made significant improvements in our internal controls over financial reporting since our prior audit in the summer of 2003. We will continue to place the highest priority on the improvement of our financial reporting procedures and controls as we roll out our new financial accounting systems in 2004”.

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE), is one of the world’s largest business consulting, systems integration and managed services firms serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America’s Most Admired Companies in the computer and data services sector. For more information, visit the company’s website at www.bearingpoint.com.

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements include, but are not limited to, statements regarding the following: whether our cost saving initiatives and restructuring actions will allow us to improve our financial performance going forward and our ability to position the Company to conform to the current global economic environment. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: any continuation of the global economic downturn and challenging economic conditions; the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships; the actions of our competitors; unexpected difficulties associated with the Company’s asset acquisitions, group hires and the acquisition of BearingPoint GmbH, including rationalization of assets and personnel and managing or integrating these acquisitions of assets, personnel or businesses; changes in spending policies or budget priorities of the U.S. Government, particularly the Department of Defense, in light of the large U.S. budget deficit; and our inability to use losses in some of our foreign subsidiaries to offset earnings in the U.S. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Transition Report on Form 10-K for the six months ended December 31, 2003.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc.	BearingPoint, Inc.
jschneidawind@bearingpoint.net	dmandeville@bearingpoint.net
(703) 747-5853	(508) 549-5207